EXHIBIT 23.3

DKM

CERTIFIED PUBLIC ACCOUNTANTS

Accounting • Auditing • Assurance

2348 Sunset Point Rd. Suite B Clearwater, FL 33765 Telephone: 727.444.0931 Fax: 800.581.1908

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Registration Statement, on Form S-4 for CollabRx, Inc. to be filed with the Securities and Exchange Commission on or about July 17, 2015, of our report dated March 26, 2014 relating to the financial statements of Medytox Solutions, Inc. as of and for the year ended December 31, 2013.

We also consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, FL

July 17, 2015